EXHIBIT 99.1
Financial Release
For Immediate Release

Applied Industrial Technologies Reports Fiscal 2025 Fourth Quarter
and Full-Year Results; Issues Guidance for Fiscal 2026

•Fourth Quarter Net Sales of $1.2 Billion Up 5.5% YoY; Up 0.2% on an Organic Daily Basis
•Fourth Quarter Net Income of $107.8 Million, or $2.80 Per Share Up 5.9% YoY
•Fourth Quarter EBITDA of $153.0 Million Down 0.3% YoY
•Full-Year Net Sales of $4.6 Billion Up 1.9% YoY; Down 2.3% on an Organic Daily Basis
•Full-Year Net Income of $393.0 Million, or $10.12 Per Share Up 3.8% vs. Prior-Year Adjusted EPS
•Full-Year EBITDA of $562.1 Million Up 1.6% YoY
•Establishes Fiscal 2026 Guidance Including Total Sales +4% to +7% and EPS of $10.00 to $10.75
CLEVELAND, OHIO (August 14, 2025) – Applied Industrial Technologies (NYSE: AIT), a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies, today reported results for its fiscal 2025 fourth quarter and full year ended June 30, 2025.

Net sales for the quarter of $1.2 billion increased 5.5% over the prior year. The change includes a 6.5% increase from acquisitions, partially offset by a negative 0.8% selling day impact and a negative 0.4% impact from foreign currency translation. Excluding these factors, sales increased 0.2% on an organic daily basis reflecting a 1.8% increase in the Engineered Solutions segment, partially offset by a 0.4% decrease in the Service Center segment. The Company reported net income of $107.8 million, or $2.80 per share, and EBITDA of $153.0 million. On a pre-tax basis, results include $2.9 million ($0.06 after tax per share) of LIFO expense compared to $0.3 million ($0.01 after tax per share) of LIFO expense in the prior-year period.

For the twelve months ended June 30, 2025, sales of $4.6 billion increased 1.9% compared with the prior year. On an organic daily basis, sales declined 2.3%. Net income was $393.0 million, or $10.12 per share, and EBITDA was $562.1 million. On a pre-tax basis, full-year results include $7.7 million ($0.16 after tax per share) of LIFO expense compared to $13.0 million ($0.25 after tax per share) of LIFO expense in the prior-year period.

Neil A. Schrimsher, Applied’s President & Chief Executive Officer, commented, “We ended fiscal 2025 on an encouraging note with fourth quarter sales and EPS exceeding our expectations. Sales returned to positive organic growth with underlying trends improving as the quarter progressed. This was driven by stronger than expected Engineered Solutions segment sales where our teams executed exceptionally well, including capitalizing on recent order strength and firming demand across several verticals. Service Center segment sales held steady against the muted end-market backdrop with sequential trends seasonally strong. M&A contribution was also encouraging with solid progress continuing to develop at Hydradyne. Lastly, we delivered another solid quarter of cash generation, culminating in record free cash flow in fiscal 2025 that enabled meaningful capital deployment throughout the year. Overall, I am extremely proud of what we accomplished within a challenging demand landscape. Our consistent outperformance reflects our commitment to excellence and ability to create value for all stakeholders in any environment.”

Mr. Schrimsher added, “Moving into fiscal 2026, we are highly focused on accelerating growth and making further progress on our long-term strategic objectives. Positive momentum has sustained into the first quarter with organic sales up year over year by an estimated 4% to date. Combined with greater contribution from company-specific growth initiatives, structural mix tailwinds, and easier comparisons, we are constructive on our set-up moving forward. That said, ongoing trade and interest rate uncertainty continue to impact broader demand visibility and customer capex decisions. We are mindful these dynamics could continue to restrain growth near term yet potentially create a strong demand environment once additional clarity emerges as U.S. industrial MRO and investment activity catches up to the favorable secular backdrop.”

Fiscal 2026 Guidance and Outlook
Today the Company is introducing fiscal 2026 EPS guidance in the range of $10.00 to $10.75 based on assumptions for total sales of up 4% to 7% including up 1% to 4% on an organic basis, as well as EBITDA margins of 12.2% to 12.5%. Guidance assumes ongoing economic, interest rate, and tariff related uncertainty continues to impact broader end-market demand through the first half of the year. Guidance also assumes incremental sales contribution from pricing compared to fiscal 2025, as well as ongoing inflationary headwinds and growth investments. Guidance does not assume contribution from future acquisitions or share buybacks.

Mr. Schrimsher concluded, “While we are encouraged by recent sales momentum heading into fiscal 2026, we are taking a prudent approach to our initial outlook pending greater clarity on trade policy, interest rates, and broader macro conditions. That said, as our recent results show, we are in a strong position to manage through various macro and trade scenarios as they develop. In addition, we expect another meaningful year of cash generation supporting ongoing M&A, share buybacks, and dividend growth. Lastly, our technical industry position, manufacturing domain expertise, and aligned strategy provide a compelling long-term growth and margin expansion opportunity as various secular and structural tailwinds continue to develop across the U.S. industrial economy. Our track record over the past five years provides strong evidence of our ability to deliver top-tier earnings growth and margin expansion. This includes compounded annual growth for EBITDA and EPS of 14% and 22%, respectively, as well as gross margins and EBITDA margins expanding 130 and 330 basis points, respectively. We look forward to building on this track record in fiscal 2026 and beyond as our performance and evolution continues to unfold.”
Conference Call Information
The Company will host a conference call at 10 a.m. ET today to discuss the quarter’s results and outlook. A live audio webcast and supplemental presentation can be accessed on our Investor Relations site at https://ir.applied.com. To join by telephone, dial 800-715-9871 (toll free) or 646-307-1963 using conference ID 7270709.
About Applied®
Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO (maintenance, repair, and operations) and OEM (original equipment manufacturing), and new system install applications in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “expect,” “will,” “guidance,” “assume,” “outlook,” “expect,” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends and events in the industrial sector of the economy (such as the inflationary environment and supply chain strains), results of operations, and financial condition, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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CONTACT INFORMATION

Ryan D. Cieslak
Director – Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2025	2024	2025	2024
Net Sales	$1,224,730	$1,160,675	$4,563,424	$4,479,406
Cost of sales	849,993	804,440	3,180,265	3,142,753
Gross Profit	374,737	356,235	1,383,159	1,336,653
Selling, distribution and administrative expense, including depreciation	239,652	216,892	884,630	840,830
Operating Income	135,085	139,343	498,529	495,823
Interest expense (income), net	1,322	(671)	612	2,831
Other income, net	(1,281)	(921)	(3,050)	(5,138)
Income Before Income Taxes	135,044	140,935	500,967	498,130
Income tax expense	27,208	37,444	107,979	112,368
Net Income	$107,836	$103,491	$392,988	$385,762
Net Income Per Share - Basic	$2.84	$2.68	$10.26	$9.98
Net Income Per Share - Diluted	$2.80	$2.64	$10.12	$9.83
Average Shares Outstanding - Basic	38,008	38,568	38,289	38,672
Average Shares Outstanding - Diluted	38,511	39,153	38,816	39,257

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30,	June 30,
	2025	2024

Assets
Cash and cash equivalents	$388,417	$460,617
Accounts receivable, net	769,699	724,878
Inventories	505,337	488,258
Other current assets	84,020	96,148
Total current assets	1,747,473	1,769,901
Property, net	128,154	118,527
Operating lease assets, net	188,654	133,289
Intangibles, net	348,600	245,870
Goodwill	699,374	619,395
Other assets	63,289	64,928
Total Assets	$3,175,544	$2,951,910

Liabilities
Accounts payable	$280,124	$266,949
Current portion of long-term debt	—	25,055
Other accrued liabilities	246,027	209,096
Total current liabilities	526,151	501,100
Long-term debt	572,300	572,279
Other liabilities	232,573	189,750
Total Liabilities	1,331,024	1,263,129
Shareholders' Equity	1,844,520	1,688,781
Total Liabilities and Shareholders' Equity	$3,175,544	$2,951,910

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)
(In thousands)

	Year Ended June 30,

	2025	2024

Cash Flows from Operating Activities
Net income	$392,988	$385,762
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	24,899	23,431
Amortization of intangibles	35,581	28,923
Provision for (recoveries of) losses on accounts receivable	5,978	(205)
Amortization of stock appreciation rights	4,713	3,448
Other share-based compensation expense	7,289	9,496
Changes in assets and liabilities, net of acquisitions	26,926	(77,079)
Other, net	(5,989)	(2,383)
Net Cash provided by Operating Activities	492,385	371,393
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(293,406)	(72,090)
Capital expenditures	(27,187)	(24,864)
Proceeds from property sales	1,841	576
Life insurance proceeds	—	971
Net Cash used in Investing Activities	(318,752)	(95,407)
Cash Flows from Financing Activities
Borrowings under revolving credit facility	—	408
Long-term debt repayments	(25,106)	(25,251)
Interest rate swap settlement receipts	12,095	14,470
Purchases of treasury shares	(152,837)	(73,388)
Dividends paid	(63,702)	(55,879)
Acquisition holdback payments	(1,210)	(681)
Taxes paid for shares withheld for equity awards	(14,847)	(16,274)
Exercise of stock appreciation rights and options	—	127
Net Cash used in Financing Activities	(245,607)	(156,468)
Effect of Exchange Rate Changes on Cash	(226)	(2,937)
(Decrease) Increase in cash and cash equivalents	(72,200)	116,581
Cash and Cash Equivalents at Beginning of Period	460,617	344,036
Cash and Cash Equivalents at End of Period	$388,417	$460,617

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

The Company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting of non-GAAP financial measures. The Company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliation of Net income and Net income per share, GAAP financial measures, with Adjusted Net income and Adjusted Net income per share, non-GAAP financial measures:

	Year Ended June 30, 2024
	Pre-tax	Tax Effect	Net of Tax	Per Share Diluted Impact	Tax Rate
Net income and net income per share	$498,130	$112,368	$385,762	$9.83	22.6%
Tax valuation allowance adjustment	—	3,046	(3,046)	(0.08)	0.6%
Adjusted net income and net income per share	$498,130	$115,414	$382,716	$9.75	23.2%

Reconciliation of Net Income, a GAAP financial measure, to EBITDA, a non-GAAP financial measure:

	Three Months Ended June 30,		Year Ended June 30,
	2025	2024	2025	2024
Net Income	$107,836	$103,491	$392,988	$385,762
Interest expense (income), net	1,322	(671)	612	2,831
Income tax expense	27,208	37,444	107,979	112,368
Depreciation and amortization of property	6,466	5,864	24,899	23,431
Amortization of intangibles	10,196	7,322	35,581	28,923
EBITDA	$153,028	$153,450	$562,059	$553,315

The Company defines EBITDA as Earnings from operations before Interest, Taxes, Depreciation, and Amortization, a non-GAAP financial measure. EBITDA excludes items that may not be indicative of core operating results, a non-GAAP financial measure.

Reconciliation of Net Cash provided by Operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure:
	Three Months Ended June 30,		Year Ended June 30,
	2025	2024	2025	2024
Net Cash provided by Operating Activities	$147,048	$119,234	$492,385	$371,393
Capital expenditures	(8,892)	(7,510)	(27,187)	(24,864)
Free Cash Flow	$138,156	$111,724	$465,198	$346,529

Free cash flow is defined as net cash provided by operating activities less capital expenditures, a non-GAAP financial measure.